SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

Health & Nutrition Systems International, Inc.

(Name of Registrant as Specified in Its Charter)

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Press Release

For more information, contact:

At the Company:

Mona Lalla

Telephone: (561) 863.8446

Email: lallam@hnsglobal.com

HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.

ANNOUNCES RESCHEDULING OF ANNUAL SHAREHOLDERS’ MEETING

FOR IMMEDIATE RELEASE:

West Palm Beach, FL, January 8, 2004 - Health & Nutrition Systems, Inc. announced today that it is rescheduling its Annual Shareholders' meeting initially scheduled for January 28, 2004 at which it will seek shareholder approval of, among other actions, the previously announced pending sale of its main business, the marketing of dietary supplements, as it is awaiting approval from the SEC to file a definitive proxy statement. The Company filed a preliminary proxy statement with the SEC on December 22, 2003. The Company will announce the new date of the meeting upon commencement of mailing of the definitive proxy statement and other documents pertaining to the meeting.

Stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information. Investors and stockholders may obtain a copy of the definitive proxy statement when it becomes available and any other relevant documents filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov, or by directing a request to Health & Nutrition Systems International, Inc. Investor Relations, (561) 863-8446.

The Company and its directors and executive officers as well as Georgeson Shareholder may be deemed participants in the solicitation of proxies of stockholders in connection with the proposed actions. The identity of such participants and a description of their direct or indirect interests, by security holdings or otherwise, if any, in the proposed actions have been set forth in the preliminary proxy statement filed with the SEC on December 22, 2003 and will be set forth in the definitive proxy statement when it becomes available.

HNS develops and markets weight management products in over 25,000 health, food and drug store locations.